Exhibit 99.2
FLOWSERVE CORPORATION, #11053971
February 13, 2006, 4:00 p.m., CT
Chairperson: Michael Conley

Operator	Good afternoon, ladies and gentlemen, and welcome to the Flowserve investor conference call. At this time, all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the presentation, please press the star followed by the zero. As a reminder, this conference is being recorded today, Monday, February 13, 2006.

I would now like to turn the conference over to Mike Conley, Vice President of Investor Relations. Please go ahead, sir.

M. Conley	Thank you, Rob, and hello to everyone. Thank you for joining us today. Welcome to the Flowserve investor conference call. I’m Mike Conley, Vice President of Investor Relations at Flowserve and we thank you for being with us. Today’s call is also being webcast with slides via our website at www.flowserve.com. Just click on the investor relations tab to access that.

Before we get started today I want to make one technical note. For those of you who access today’s call through the dial-in phone number and also wish to follow along with the slides via our website, please click on the “click here to listen via phone” at the bottom of the event details page. Again, if you’ve dialed in on the call through the dial-in phone number and wish to follow along with the slides through the website, please click on “click here to listen via phone” at the bottom of the event details page.

I’ll remind you that a replay of this call will be available today beginning at 8:00 p.m. Eastern time through 11:59 p.m. Eastern on Monday, March 13th. The access number is 800-405-2236 and outside the U.S. it’s 303-590-3000. The passcode is 11053971 # for either number and you can also access a replay of this call through our website as well. And I’ll repeat this information at the end of today’s call.

Joining me today are Lew Kling, President and CEO of Flowserve Corporation; Chief Financial Officer, Mark Blinn; Chief Operating Officer, Dick Guiltinan; and our Chief Compliance, Officer Mark Dailey.

Following our prepared statements we’ll move into the Q&A session. We recognize it’s a busy time of year for everybody so we’ll move through today’s call at a fairly brisk pace and try to keep the call to about an hour duration.

Regarding safe harbor, I would refer you to today’s news releases for Flowserve’s remarks on that topic. The Safe Harbor Statement in that release,

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Exhibit 99.2

which I will not repeat here in the interest of time, also applies to all statements made during this conference call. The information in the call including the initial statements by management plus their answers to questions related in any way to projections or other forward-looking statements are subject to the previous safe harbor statement.

And with that, I’ll turn it over to Lew.

L. Kling	Thanks, Mike, and good afternoon. Well, we finally made it. As you know, at the close of the market today we filed our 2004 10K and completed our restatement of 2000 through the first quarter of 2004. We also announced this afternoon that the 2005 fourth quarter bookings increased 21% over 2004 including negative currency effects of 4% to a little less than $800 million compared with approximately $660 million the previous year.

Excluding acquisitions, discontinued operations and divestitures, fourth quarter 2005 organic growth increased approximately 23% over 2004 including currency effects. This significantly beat our estimate of 10% to 15% announced earlier due to some large competitive wins at the end of the year. Therefore, during 2005 the average bookings growth increased about 14% including positive currency effects of less than 1% to a record level of approximately $3.03 billion compared with approximately $2.66 billion in 2004.

On an organic basis, bookings for the year increased about 15% including currency effects. We are therefore very pleased with our recent successes in winning major project orders worldwide which we believe should lead to significant future after-market business.

I want to point out that we’re also continuing to see good business conditions across all our business divisions in all our markets and geographies and this reinforces our upbeat outlook for Flowserve.

Before Mark Blinn, our Chief Financial Officer, reviews the details of the 2004 10K and restatement, I’d like to share some additional thoughts with you. It’s important to note that with all the simultaneous work streams required to support the restatement, the 10K filing and the compliance work, the business still continued to receive the needed support from our financial organization to successfully move forward.

Since the beginning of 2004 there has been considerable change in Flowserve’s leadership team, bringing a lot of renewed energy. These senior leaders have formed a close knit and cohesive group and are fully focused on taking Flowserve to the next level. I’m extremely pleased with our progress thus far as we have gained significant traction over the past several quarters.

In addition, the company produced considerable cash during the year that

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Exhibit 99.2

was used to enhance the business going forward. We have also made tremendous progress in enhancing the company’s debt profile. In 2005 the company effectively repaid approximately $78 million of outstanding debt. That follows our debt reductions of $210 million in 2004 and $164 million in 2003. This payment was in addition to funding additional option and pension contributions, special premiums and fees related to the successful $1 billion August refinancing and substantial additional professional fees related to the restatement and associated compliance.

We also paid $23 million (sic) (should be $43 million) in earned incentive awards to our employees, where virtually none was paid in the previous year other than the annual sales based commissions. I’ll talk more about how incentives drive accountability in a moment.

We also sold our General Services Group on December 31, 2005 and used those proceeds to repay debt in 2006. As you can see, we have continued to generate a strong level of cash and continued to repay significant amounts of debt.

A moment ago I mentioned our successful refinancing which was completed in August 2005. I cannot fully state the significance of this event. At current debt and interest rate levels, this refinancing will save us in excess of $20 million per year going forward. In addition, we have significantly enhanced our ability to take a number of actions which may include paying dividends, buying back stock, buying back our JVs, doing small acquisitions, increasing capital expenditures and making other investments in the business. Thus, this refinancing gave us significantly more flexibility to run our business.

We also accelerated numerous programs in the area of margin enhancement. These include operational excellence, stronger contractual controls, strategic sourcing, reduced rework and warranty and many other initiatives aimed at raising margins across our businesses.

Near the end of 2004, after visiting many sites around the world, we instituted new operational excellence metrics at every location to help increase and measure both the short term and long term performance of each business. During 2005, we more tightly linked the incentive compensation program for nearly all our employees to these metrics and began to see positive results. These employees now have some of their compensation based on the improved results of their individual sites and areas such as: on time delivery, warranty costs, cycle time through their factory, bill of materials accuracy, margin percentage as well as operating income and cash flow.

By linking every employee more closely to the success of their business, we believe we can look forward to continuing improvements in the total results of the corporation. With that summary, I think you can clearly sense my optimism for Flowserve’s future.

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Exhibit 99.2

Now I’d like to introduce Mark Blinn our Chief Financial Officer, who will take you through the 2004 10K and the restatement that was filed this afternoon. Mark.

M. Blinn	Thank you, Lew, and thank you everybody for joining us on this call. We know this call is quickly after we filed the 10K, but we wanted to get in front of you and discuss this as quickly as possible. Management will be available tomorrow and at other times to answer any additional questions. I will point out that we do have our Board of Directors’ meeting this week starting tomorrow afternoon so we will try to get back to you as quickly as possible.

What I want to cover today is basically the following. I want to talk about the impact of the restatement. Also what we did and more importantly what we’re doing to address this restatement, the finance organization needs in this SOX environment, and improve our control environment. Also, I’ll talk about our consolidated and segment data with some highlights and I’ll finish up by highlighting some items and trends in 2004 and certain expense items in 2005 and I’ll wrap it up with 2005 booking trends. Then we’ll take some questions. What I’m not going to do this afternoon is talk about results of operations for 2005 or provide guidance for 2006.

As I mentioned, we’re finished with the 2004 10K and the restatement of 2003 and 2002. The restatement covers the periods of 2003 and ‘02 and prior periods. We have received an unqualified audit opinion on our 2004 financial statements.

The restatement adjustments reduced net earnings in 2003 by $8 million and 2002 by $11 million. The cumulative impact over all periods was $36 million including $13.7 reflected in opening retained earnings in 2002. The EPS impact for 2003 and 2002 was 16 cents and 20 cents, respectively. Management believes the financial statements are fairly presented in all material respects in accordance with GAAP. Also, we are actively addressing material weaknesses in internal controls.

Now I’ll talk about what we did. The detailed restatement work and expanded year end closing procedures are what we used to address our ‘04 financials in our restatement. We focused on reviewing and analyzing material recorded amounts in many of our 100-plus larger operating sites and in our corporate accounts. We took a site level approach due to the material weaknesses at the sites. This was complicated by decentralized global operations with multiple information systems and also was complicated by the fact that we went back through ‘04 and prior periods. As you can see, this is what drove the time it took to get this complete.

Specifically what we did, as I mentioned before, we expanded year end closing procedures to scrutinize account analysis, reconciliations and certain

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Exhibit 99.2

transactions at a detailed level in ‘04, ‘03 and ‘02. We dedicated substantial internal and outside professional resources to accomplish this. We performed multiple workstreams that affected substantially all balance sheet accounts including inventory valuations as we looked at our inventories against policy, fixed assets and leasehold improvement depreciation. We did a global review of our fixed assets. Intercompany accounts, we spent many months analyzing our intercompany accounts. Foreign currency translation account analysis. With our actuaries we took a look at our post-retirement obligations. We did a worldwide review of pending litigation matters. We looked at all of our deferred income taxes. We looked at our unclaimed property accruals as the company had not filed unclaimed property returns in recent periods and we looked at account balances, revenue cutoff and internal control reviews of selected site locations.

Adjustments came primarily from the following accounts. These are discussed in more detail in note 2 to our financial statements which are with our 10K. Inventory valuation, long term contract accounting. In particular, that was one contract. Intercompany accounts, pension accruals, fixed assets and intangibles, financial derivatives as the company lost the privilege of hedge accounting in ‘04 and in prior years for certain hedges, unclaimed property as I mentioned earlier and income taxes. This included the correction of errors and also the tax impact of the restatement.

Restatement adjustments impacting income taxes. Primarily there was a balance sheet reclassification where we netted deferred tax assets and deferred tax liabilities. Also, as I mentioned before, we had tax adjustments resulting from our deferred tax account scrub and then as I mentioned earlier, the tax effect of the restatement corrections.

Now let me summarize what the impact of the restatement was on selected items. Sales increased in 2002 by $2.6 million, decreased in 2003 by $7.4 million and decreased in the first quarter of ‘04 by $600,000. Net income for 2002 decreased by $10.7 million; 2003, an $8.4 million decrease and first quarter of 2004, a $3.1 million decease. I’ll point out as I mentioned earlier that the impact to retained earnings for 2002 was $13.7 million. The EPS impact in ‘02 and ‘03 were 20 cents and 16 cent reduction, respectively.

We learned a lot during this effort so now what I’d like to talk about is what we have done during this process in the finance organization and then also what we are continuing to do and what we will do going forward.

Areas of focus have been on organizational capabilities to improve control in the monitoring environment, implementing process changes to strengthen control and monitoring activities with a particular focus on sites and implementing IT general controls. Our focus on the organizational capabilities has been at the entity and the company level controls. Other activities specifically that we’ve done, we’ve created a chief compliance

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Exhibit 99.2

officer position in the company. We’ve expanded the internal audit program. We’ve expanded the accounting policies and controls organization which is really our effort to internalize the SOX effort. We redefined job requirements of our finance staff, restaffed senior tax positions, centralized IT management structure to provide more effective monitoring and controls, and initiated a finance rotation program.

What are we doing now and what are going to do going forward? ERP standardization. As we’ve discussed before, we have over 50 ERPs. We have an initiative to design and develop standard IT systems at sites and that is ongoing. Our target is to have 3 to 4 implementations in ‘06 with accelerated deployment starting in ‘07.

As to the finance organization, we formed a team dedicated to developing and implementing improvements in our finance function going forward. The initial focus has been on standardizing processes, upgrading certain financial systems and improving training and communication within finance. The longer term focus on finance operational effectiveness through standardization and automization and centralization is important as well.

As to internal controls, we’ve made improvements in 2005 as we’ve reduced the number of material weaknesses and we’ll have continued improvements in 2006.

Now I’d like to discuss briefly some of the 2004 highlights and our performance on consolidated results. Sales of $2.638 billion was an 11% increase over $2.372 billion in the year prior. If you look at the sales mix, it was roughly 60% OE, 40% after market. We saw strength in the oil and gas business.

The geographical mix was 63% international, 37% U.S. In that 11% increase we saw a currency benefit of 5% and a 1.5% benefit from TKL which was an acquisition that the company made in the pump division in early 2004.

Bookings increased 10% year-over-year. Again, strength in the oil and gas market. This includes the FX benefit of 5% and also a 1.7% benefit from the TKL acquisition.

Gross profit of 29.5% was less than 29.7% the year before. This was primarily driven by a $14.1 million charge we took to OSMI and that was an incremental charge that we took in ‘04 related to our review under our policy of inventory related to the IFC acquisition 2 years prior.

We also had and saw a $14.1 million increase in annual incentive awards.

When you look at SG&A of $623 million versus $541 the year prior, you

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see an increase of 23.6% versus 22.8%, an 80 basis point increase. This was primarily driven by a $30 million increase in incentive awards and also a $22 million increase in professional and consulting fees primarily related to our first restatement and our SOX efforts in 2004.

Operating income of $156 million was less than the $164.6 million before special items in 2003. Again, this reflects the increased incentive awards, professional fees and OSMI that I discussed earlier which was a total incremental charge year-over-year of about $80 million or 300 basis points.

If you look at interest expense, it decreased by $3 million resulting primarily from lower rate spreads and debt balances. I’ll call out again that we refinanced our debt in 2005 and as we’ve announced, we anticipate this will save us over $20 million in interest expense year-over-year.

Other expense was $14.4 million, an increase over the prior year. This was primarily driven by a $7.6 million impact of loss of hedge accounting. It was also impacted by $2.7 million that was expensed in debt retirement.

Tax expense was $39.5 million or 66.2% and I’ll go through that in just a minute. That resulted in net income of $22.2 million or 36 cents a share for continuing operations.

Let me spend a moment on income taxes. As I mentioned earlier, our effective tax rate for 2004 was 66%. I’ll call your attention to one item which was on foreign operations from earnings repatriation. This drove a 39% increase relative to our U.S. statutory rate. This is mainly made up of 2 particular items. 18% of it results from increased tax reserves and 21% results from the fact that we repatriated cash from accumulated earnings in low tax countries.

Now the cash impact is very, very small as we used these foreign tax credits, carry forwards, to offset the impact of the repatriation of these accumulated earnings. From a book standpoint we had benefited these foreign tax credits in prior years and if you look at our 2003 rate reconciliation, you can actually see the impact of that in 2003 as the impact to our rate was negative 10% from the reduction of valuation allowances.

Now the increase in the rate in 2004 did not result from the IRS audit. As we’ve mentioned before, in 2005 we reached a tentative agreement with the IRS for the audit of 1999 to 2001 resulting in no material future cash payments nor material impacts to results of operations.

Let me talk for a moment about cash flow. You’ll see in 2004 the cash provided by operating activities was approximately $268 million and we used cash in financing activities of about $251 million. The result is our net debt to cap at the end of 2004 was 42.3%. What I want to point out in the

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operating and financing activities is this does include the impact of our accounts receivable securitization, that served to take a portion of that securitization off balance sheet both in terms of the assets and the debt.

Now I’ll spend a moment reviewing some of the divisions and I’ll start with our pump division. Sales of $1.329 billion increased 14% over the prior year. Again we saw strength in the oil and gas and chemical markets. This had a benefit of 5% for foreign currency and 3% from the TKL acquisition.

Bookings of a $1.339 billion increased 11% over the prior year and we saw an FX benefit or currency benefit of approximately 5% and again a 3% benefit from TKL.

Gross profit of 25.7% or $341.3 million increased over the gross profit in the prior year by about 140 basis points. That resulted from operational improvements from CIP, higher mix of aftermarket business and selective bidding on projects. We also had a $7.4 million increase in annual incentive awards in cost of sales.

Operating income at the division was $110.1 million, representing an 8.3% margin. That was an increase over the $85.9 million in the year prior at 7.4% margin. Again this reflects the increased sales. Also it contains an $8 million gain from insurance proceeds in connection with the pattern fire that occurred at the end of 2003. Now this was not entirely a windfall for the company as they had to spend money to replace those patterns during the end of ‘03 and ‘04. Also the op income includes $16.5 million increase in incentives year-over-year which was reflected above in cost of sales and in SG&A.

Turning to the controls division, they had sales of $954.5 million which was an 8% increase over the prior year. They saw strength in the chemical, power and general industrial. These numbers, an 8% increase, had a currency benefit of 5% and the remainder was due to recovering valve markets, about 3%. Bookings of $967.8 million increased 9% over the prior year. This does include a currency benefit of 5%.

Gross profit of $273 million was at a margin of 28.6% versus a margin of 29.7% in the prior year. Again this is the division that had the $14.1 million increase in OSMI, which is Old and Slow Moving Inventory. There was an increase year-over-year. Also in cost of sales you have a $2.7 million increase in incentive awards as compared with 2003.

Operating income of $59.6 million was less than the $61.1 before special items in the prior year and again the impact of this is the old and slow moving inventory as I mentioned before and a cumulative impact of $10 million of increased incentive awards versus 2003.

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Exhibit 99.2

The seal division had excellent performance in 2004, sales of $394 million or 10% over the prior year. This contained a currency benefit of 3%. They saw improvements in end user customer business through long term alliance programs and fixed fee alliances. Bookings of $395 million represented a 9% increase over the prior year. This includes a 3% benefit from currency.

Gross profit, $170.3 million was at a margin of 43.2% versus a margin of 44.8% the year prior. The difference results from a $4.1 million increase in incentive awards year-over-year.

Operating income of 72.6% at a margin of 18.4 was less than the 73.9% in the year prior and this includes the impact of incremental incentive awards of $8.2 million year-over-year.

Now I want to highlight some items affecting the results in ‘04 and ‘05 that we’ve talked about before. As I mentioned earlier, we saw a $22 million increase in professional fees year-over-year in ‘04. This was related to the first restatement, a portion to this restatement and the SOX expenses.

As we’ve talked about throughout this presentation, we saw a $44 million increase year-over-year in incentive compensation — $14 million in cost of sales, $30 million in SG&A. I talked about the increase of $14 million in inventory reserves specific to the valve division resulting from the IFC acquisition. Litigation expenses in 2004 were $17 million and the reason I bring this up is as our books were open until today for 2004, all subsequent events relating to contingencies and legal matters were put back into 2004.

Also I’d mentioned earlier the impact of derivative contracts in 2004. This is a non-cash impact in our financial statements as a result of loss of hedge accounting. I also have mentioned the insurance proceeds where we had a gain of $8 million.

The other thing I want to call to your attention as you take a look at 2004 is that the GSG or the General Services Group results are in the financial statements and they’re not reflected as discontinued operations. It became a discontinued operation in 2005.

I mentioned the subsequent events earlier and the A/R securitization as you review the 10K for 2004.

Notable items that we have discussed in 2005 are professional fees of $48 million, a GSG impairment loss reflected in discontinued operations of $31 million, debt retirement costs of $27 million and transition expenses and stock plan modifications of $12 million.

Finally what I want to talk about are 2005 booking trends. As Lew mentioned earlier, in 2005 we saw a bookings increase year-over-year of

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Exhibit 99.2

14% with less than a 1% impact of currency. If you look at 2004, we had a 9.7% increase and over half of that was currency related. If you look at our bookings trend year-over-year, you see an acceleration year-over-year and each quarter.

Finally I want to talk about the timing for the 2005 financials. As we’ve mentioned earlier, our credit facility gives us until May 30 to get our financials filed. We’ve been very busy on the ‘04 financials and the restatement and so we’ll be getting into the planning process over the next couple of weeks and put a plan together to complete the 2005 financials. When we have that in place, we’ll let you know.

That concludes my remarks and with that I’ll turn it back to Mike.

M. Conley	Okay, Mark, thank you very much. At this time let’s go ahead and set up for questions and answers. I will ask callers to limit themselves to 1 question with 1 follow up so we can get around to as many folks as we can. With that, Rob, if you could get rolling on that.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the 1 on your telephone keypad. If you’d like to decline from the polling process, you may press the star followed by the 2. You will hear a three-toned prompt acknowledging your selection and your questions will be polled in the order they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. Our first question comes from Mike Schneider with Robert W. Baird. Please go ahead.

M. Schneider	Good afternoon, guys.

Management	Hi, Mike.

M. Schneider	Sorry for the interference, I’m on a cell phone. My first question is when you look at the bookings that you reported, obviously teens growth in 2005. Can you give us a sense of how that breaks down (by segment that is)? I presume given the fourth quarter number, a lot of it is concentrated in engineered pumps.

M. Blinn	Mike, to answer your question I’ve got 2 answers. One, yes, if we could provide by segment. We don’t provide the segment data until we issue our financials but I can tell you in the fourth quarter we did see strong growth in our pump bookings and a lot of the engineered projects.

M. Schneider	I guess on the road you’ve been talking about the new margin focus of the business and the revision you’ve made to the quoting processes. Is it too aggressive to assume that the new revenue you’re bringing in especially later

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in 2005 at least meets or exceeds this 15% margin target that you’ve laid out going forward or are there other items, be it raw materials or any type of other exogenous costs that would explain lower margins on that income in booking strength?

L. Kling	Mike, as I mentioned earlier, what I don’t want to do today is provide any ‘05 guidance but I can tell you this. We’ve talked about the discipline that we’ve applied to our contracts process both in terms of margin and also in terms of risk analysis to the contracts. And what I can say is we’ve been applying that to the bookings in ‘05 and particularly to the increased bookings that you’re seeing in Q4.

M. Schneider	One final item in terms of the expense. The IT program that you’re rolling out in terms of ERP implementations, you mentioned 4 facilities. Was the budget for 2005 higher than ‘04 and then what’s the outlook for ‘06 just to get a sense of what the expense progression is for that to occur?

M. Blinn	We have talked about this before. We, as a company, are going to be investing in our systems going forward. We have been investing in our systems both in terms of capital and expense but also keep in mind that we will get benefits from this investment as well in terms of better visibility into our information that can help manage our business.

We talked about this before, we’re not going with a major implementation off the one system, more of a migration over the next couple of years.

M. Schneider	But is budget rising for you now in 2005 cutting into 2006 at a steady state spending level?

L. Kling	I’m sorry, can you say that again. I didn’t hear the question. Go one more time. You clicked out on me.

M. Schneider	I was asking has the spending level plateaued there on the IT program or is it still rising year-over-year and if it is, to what degree?

M. Blinn	It’s going to increase in 2006 both in terms of capital and expense but it’s not going to be significant because as I said we’re going to do a migration over the next couple of years.

M. Schneider	Thank you.

Operator	Our next question comes from Ned Armstrong with FBR. Please go ahead.

N. Armstrong	Good afternoon, guys. One of the reconciling items that you mentioned in your comparison of operating income from 2003 to 2004 was $44 million incentive compensation. It seems like a pretty large number. Is that reflective of new systems that you’ve put in and could we expect the magnitude to be

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similar in years going forward or was that more of a one time change because of the new system?

M. Blinn	No, Ned, that incentive compensation program was as a result of the plan that we had in place for ‘04 and as we’ve discussed before, some of our primary metrics that we used at that time was cash flow and operating income. Now you’ve heard Lew talk in some of our presentations that in addition to those we’ve got some site level metrics that we’ve been using. But we don’t want to indicate in any way that those bonuses were one time or unique in any fashion. We have talked about that they were bonuses and there have not been bonuses paid in prior years but we’re not suggesting that those are unique at all.

N. Armstrong	Also with regard to capital spending, it looks like in 2004 it was about 1.6% or so of sales. Is that a level that we would be prudent to expect going forward or could it be higher yet again relative to some of your cap spending levels in the ‘01, ‘02, ‘03 timeframe?

M. Blinn	We talked about in our 10K in ‘05 that we anticipated capital expenditures to be $45 to $50 million. The only thing I’ll add to that is we will be spending capital on systems going forward but other than that I really don’t want to comment on ‘06 and beyond.

N. Armstrong	Okay, good. Thank you.

Operator	Our next question comes from Mario Gabelli with Gabelli & Company. Please go ahead.

M. Gabelli	Thanks. I see on page 125 of this you lay out everything that anyone needs to know and work on that from ... But when you look at page 125 where you break out the pump solutions and control, can you echo again those items in ‘04 that are not going to be there in ‘05, the OSMI and a few others but in the aggregate or by pieces, by segment again? I was trying to write fast. My analyst is in London enjoying himself.

M. Blinn	You’re referring to 125 of our 10K.

M. Gabelli	Yeah, page 125 where you break everything out. Essentially all you have to do is turn there and give everybody the juice on that page would have been very ... got me focused. You’ve got operating income of 110, 72 and 59 total cross foot 242. But in that you had things like you talked about the incentives, the fire and the insurance. I’m just trying to get all those laid out properly so I have that as a baseline to report to Jimmy Fong, my analyst, about what you’re saying for ‘06, ‘05.

M. Blinn	Mario, you can get a little more detail on this in the MB&A but let see if I can highlight some of the things.

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M. Gabelli	You know what, if it’s in there, I just turned to that page and no need to highlight anything. The other item that was new was the February 7th announcement on Iraq. What can you say at the moment on that?

L. Kling	Hi, Mario, this is Lew. Let me talk about the Iraq oil/ food issue. We as a company are participating in the rebuilding of the Iraq infrastructure since the fall of Saddam. Now prior to that, a few of our European operations sold some equipment to Iraq which was openly reported and approved in writing by the U.N. This was mostly done prior to Flowserve purchasing these operations. And by the way, there was about 2,500 companies that participated in this U.N. program. While we subsequently were questioned by the Volker Committee, we fully cooperated, we found no evidence of wrongdoing at this time and we’re fully cooperating with the SEC in any investigations of this matter. That’s basically where we are in the Iraq

M. Gabelli	Lew, thanks but this is page 19 is a one-liner. Are you one of many that have received a similar sweep from the SEC or is it focused on any particular segment of the business or anything like that as far as you know?

L. Kling	We really don’t know. As I said, there were 2,500 companies that were involved.

M. Gabelli	I just happened to focus on that one line on page 19 as something new and I’ll come back when we do our work on anything else. Thanks very much. It’s a good baseline to start.

L. Kling	Thanks, Mario.

Operator	Our next question comes from Charley Brady with Harris Nesbitt. Please go ahead.

C. Brady	Thanks, guys. Charley Brady. Could you talk about the impact raw material costs had on the 2004 results versus the other 3? You sort of allude to some in the press release and in the 10K, but can you get specific about what kind of impact you saw on rising raw material costs? Then can you talk about the extent that you’ve been able to put through pricing to what’s in your backlog and going forward to recapture any of that that would obviously benefit ‘05 and beyond?

L. Kling	Charley, what we’ve seen in ‘04 is some rise in specific commodity metals. I think the result is we looked at the end of ‘04 and into ‘05 and said generally an ability to recover some if not all of that and as we look at metals prices subsequent to the end of ‘04 I think we’ve actually seen a little bit of retreat in some areas so net/net I’m not sure those metals prices have really had a significant impact.

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Exhibit 99.2

M. Blinn	Charley, keep in mind also that a lot of our projects and products are highly engineered and that gives us the opportunity to pass through these costs to the customer.

C. Brady	Then can you talk about where you are on the salesforce between the pumps and the valves and obviously over the past few years there’s been a couple of different plans to try to integrate that and cross-sell and line it up with the right customer. Given that you’ve been pretty busy about these financials, where are you in that process today and what’s your thinking on that going forward?

L. Kling	This is Lew. Basically, we in the past have put together a joint salesforce between the pump and the seal business in North America. This is a small group of people that actually work together and the results of that have been almost 60% of our pumps now go out with our seals. Looking at our vision going forward of becoming more of a solutions company than a company that just produces pumps, valves and seals, we’re looking at combining and having salesforces working together, bringing the valve group in. That’s something we’re working on now because we have a lot of customers that deal very closely with our pump group that really understand or know our valve group and of course vice versa.

The combination between pump and seal, that’s been going on now for about a year. It’s been working extremely well and going forward as a solutions company we’re going to now bring the valve group into that.

C. Brady	Thanks very much. I’ll get back in queue.

Operator	Our next question comes from Scott Graham from Bear Stearns. Please go ahead.

S. Graham	Yes, good afternoon. A couple of questions if I may. First of all, on these professional fees which are in 2005 I believe, Mark, you indicated are running $48 million. To what extent given this ERP systems consolidation that you’re looking at, does that $48 million stay put or do we maybe start to see some relief on that at some point? Could you comment on that number?

M. Blinn	Sure, Scott. We expect to see relief on that number. Keep in mind that a lot of that had to do with the restatement. We engaged a lot of third parties and we have now completed that as of today. Now we will see a little spillover into 2006 because we had a month and a half of fees going into today so we should see that aspect of it go away.

Also, as I talked about, the policy and controls group we created in the finance organization, that has basically all but eliminated the third party S-Ox fees that we’re paying. And finally, as you can imagine with an audit of 2004 and the prior years, our audit fees were substantial in 2005 in

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connection with that and we will expect those to go down as well.

We think we will see a decrease in that $48 million and I don’t think that the expense in connection with ERPs is going to in any way start approaching that $48 million again.

S. Graham	The follow up question would be the same question essentially on your internal accounting function which if memory serves, I think you once mentioned to me that was a number that has been beefed up in the $38 million range. Does that sound right or if I have the wrong number or applying it to the wrong thing, please tell me. But based on the increase in your internal accounting function, if you will, is that a number that stays with us and what is that number?

M. Blinn	I don’t think I’ve ever mentioned the number specifically and certainly not $38 million. But yes, we have invested in the finance organization. As I’ve talked about earlier, our focus in our control environment was on company and entity level controls so we had put resources in place here at the corporate level to address that control environment and the SOX environment that we’re in these days. Also a lot of this investment particularly in the tax organization we think is going to give us benefit in our income statement in the years to come.

So yes, we have made investments. We feel that these investments are critical to our future and also as you can imagine, they will substantially reduce the professional fees we pay to the outside.

I have not given a specific number but I can tell you while we’re investing now over the long term this will give us the ability to drive efficiency throughout the entire finance organization when you combine that with a more simplified ERP structure.

S. Graham	Makes sense. The last question is this and it’s along the same lines again, based on your restatement it looks to me like if I exclude the restructuring and the integration charges that the previous regime I think found a way to include separately, it looks to me like operating income was restated in 2002 by $12 million and in 2003 by $18 million. You went through a lot of the different items that went into those restatements. Is there anything in those, Mark, that suggest that there was a year end adjustment accrual that needed to be made in each of those years which will continue on a go forward basis?

M. Blinn	No, those adjustments, as I mentioned, came from the areas that we looked at as we went back and scrubbed the prior years. I’m looking for your number. It’s particularly in our restatement footnote, you had referenced the numbers, the impact of operating income in the 2 years ... I think that’s roughly right on the impact. I just wanted to make sure. I was looking at net income but to answer your question, there’s nothing there in the restatement

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that we think is necessarily going to be recurring or impact us going forward other than the disciplines we put around in terms of reviewing our policies related to unclaimed property, to inventory, but that’s a normal part of “the year end close process” and the way we run our financials.

S. Graham	So overall what we’re saying here is given these major cash uses that you guys have been very vocal about and very clear and we thank you for that, that 2005 looks like it’s going to have a lot of muck in it [inaudible] and then 2006 looks to be a lot cleaner of a year?

M. Blinn	Yeah, we’re going to have the professional fees in 2005 but also we saw great bookings growth in 2005 as well and then as I mentioned earlier, we will see some additional restatement professional fees in 2006 related to the last 6 weeks of activity.

S. Graham	Do you expect to be current in the second quarter, at the end of the second quarter with your filings for 2006?

M. Blinn	The timing on ‘05 as I mentioned, we’ve got our credit agreement until May 30th, but then we will still have as we do now, we still have our ‘04 Qs we need to get out. We’ll have ‘05 Qs after that and then we’ll need to get into the Q for 2006.

What we’ve talked about generally although we’ve not put a specific timeline down is we anticipate it’ll be some time towards the end of the third quarter that we’ll be fully caught up.

S. Graham	Thanks very much.

M. Blinn	You’re welcome.

Operator	Gentlemen, it looks like we have no further questions in the queue. I’d like to turn it back to management for any concluding comments. Please go ahead.

M. Conley	Okay, Rob, thank you very much. This concludes today’s conference call. Remember, a replay of the call’s available today beginning at 8:00 p.m. Eastern time through 11:59 p.m. Eastern time on Monday, March 13th. The access number is 800-405-2236 and outside the U.S. it is 303-590-3000. The passcode is 11053971 # for either of those numbers. Of course you can also access a replay of this call through our website at www.flowserve.com.

If you have additional questions or need more information my direct phone number is 972-443-6557, please give me a call on that.

Now on behalf of all of us at Flowserve, thank you for being with us today. Goodbye and have a pleasant evening.

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Operator	Thank you, sir. Ladies and gentlemen, this does conclude the Flowserve investor conference call. Thank you again for participating in today’s conference and you may now disconnect.

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